Exhibit 99

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For Immediate Release

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES SALE OF EL DIARIO/LA PRENSA

Santa Monica, California, July 3, 2003—Entravision Communications Corporation (NYSE: EVC) announced today the sale of its newspaper, El Diario/La Prensa, to CPK NYC, LLC, a private investment group led by Clarity Partners LP, BMO Halyard Partners, ACON Investments and Knight Paton Media, for aggregate consideration of $19.9 million, consisting of $18 million in cash and a note in the principal amount of $1.9 million. El Diario/La Prensa, located in New York City, is the nation’s oldest major Spanish-language daily newspaper and will celebrate its 90th anniversary this year.

Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “The sale of El Diario/La Prensa is in line with our strategy to focus on our core operations in television, radio and outdoor advertising. We would like to thank the employees of El Diario/La Prensa for their service and dedication to the readers and the New York Hispanic community.”

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi / Kim Holt

Brainerd Communicators, Inc.

212-986-6667